EXHIBIT 99.1

NGP Capital Resources Company Announces Declaration of Record Dividend, Updates Portfolio Activity

HOUSTON, Dec. 13, 2007 (PRIME NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.515 per common share. The expected dividend payment date is January 4, 2008 to shareholders of record on December 28, 2007. Including the three prior quarterly dividends paid this year, NGPC's 2007 dividends will total $1.44 per share. Of the $1.44 per share of dividends declared in 2007, we anticipate that $1.13 will be paid from ordinary income and $0.31 will be paid from capital gains. The actual tax characteristics of all dividends will be reported to each shareholder on Form 1099 after the end of the year.

Commenting on the record dividend, John Homier, NGPC President and CEO said, "With this dividend, we have completed three years of consistent dividend growth. For the full year 2007, we will pay a dividend of $1.44 per share, compared to $0.92 per share in 2006 and $0.66 per share for our first full year of operations in 2005. This year also marks the first time that we have had a meaningful capital gains distribution as part of the dividend. As NGPC's portfolio continues to season, we expect that capital gains distributions, while difficult to forecast, will continue to be a part of our overall annual dividend."

Update on Investment Activity

On November 30, 2007, Sonoran Energy, Inc. (OTCBB:SNRN) ("Sonoran") repaid in its entirety its $7 million Senior Secured Credit Facility. Concurrent with the repayment, Sonoran repurchased our overriding royalty interest resulting in a $0.4 million realized capital gain for NGPC. Following this realization, the Company has committed and made available for funding an approximate total of $320 million to 14 portfolio companies, with approximately $271 million currently outstanding.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $7.7 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Larry Tharp (ltharp@ngpcrc.com) or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

CONTACT:  NGP Capital Resources Company
          Investor Relations Contact:
          Steve Gardner
          713-752-0062
          investor_relations@ngpcrc.com